LIMITED POWER OF ATTORNEY

        SRINI CONJEEVARAM, hereby authorizes and appoints Raymond C. Hedger, Jr., Hedger & Hedger, Hershey, Pennsylvania, as his attorney-in-fact for him and on his behalf to file such Forms 3, Forms 4 and Forms 5, and amendments thereto, with the United States Securities and Exchange Commission and National Securities Exchanges as may be required under the Securities Exchange Act of 1934, Regulations thereunder and the Rules of said Exchanges.

        IN WITNESS WHEREOF, SRINI CONJEEVARAM, has executed this instrument the 5 day of March, 2007.

/s/ SRINI CONJEEVARAM
Srini Conjeevaram